                                                                     EXHIBIT 8.1

                        (LETTERHEAD OF RUDNICK & WOLFE)

                         Tax Opinion of Rudnick & Wolfe

                             -----------------------

Presidio Golf Trust
Building 106, Montgomery Street
Presidio Main Post, P.O. Box 29355
San Francisco, California  94129

                 RE:      PRESIDIO GOLF TRUST - TAX OPINIONS

Ladies and Gentlemen:

         We have acted as counsel to Presidio Golf Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on ________, 1998 (File No. 333-52669), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 7,521,000 common shares of beneficial interest, par value $0.01 per share, of the Company (the "Common Shares"), and the Company's contribution of (i) a portion of the net proceeds of the Offering to Presidio Golf Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), in exchange for a _____% general partnership interest in the Operating Partnership and (ii) the remainder of the net proceeds of the Offering to the Operating Partnership in exchange for a limited partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering. Unless specifically defined otherwise, all terms used herein have the meaning set forth in the Registration Statement.

         The Operating Partnership will acquire real property and improvements in properties used by Initial Lessees (the "Golf Courses"), from the current owners of such Golf Courses (the "Current Owners"). The Operating Partnership will lease the Golf Courses to the Current Owners or their affiliates (the "Initial Lessees") pursuant to substantially similar leases (the "Leases").

         In giving this opinion letter, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following (collectively, the "Reviewed Documents"):

         1. the Company's Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State of Maryland on April 20, 1998;

Presidio Golf Trust
______________, 1998
Page 2



         2. the Company's Amended and Restated Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State on Maryland on ________________, 1998;

         3. the Amended and Restated Bylaws of the Company dated as of ______________, 1998;

         4. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

         5. the Agreement of Limited Partnership of the Operating Partnership, dated as of October 17, 1997, as amended.

         6. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated __________ ____, 1998 (the "Operating Partnership Agreement");

         7. the Leases entered into between the Operating Partnership and each of the Initial Lessees, entered into as of the date of this opinion (the "Participating Leases");

         8. the various agreements between or among the Operating Partnership and each Current Owner or Current Owners for the purchase or contribution of each Property or Properties; and

         9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed, with your consent, that:

         1. each of the Reviewed Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; has not been amended; any unexecuted documents have been or will be properly executed substantially in the form and content reviewed by us; and all signatures affixed to the Reviewed Documents are genuine;

         2. all of the representations and statements of a factual nature as set forth in the Reviewed Documents are true and correct, all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms, and that such documents accurately reflect the material facts of such transactions;

         3. during its taxable year ending December 31, 1998 and subsequent taxable years, the Company will operate in such a manner that will make the factual representations contained

Presidio Golf Trust
______________, 1998
Page 3



in the certificate, dated ___________, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), a copy of which is attached hereto as Exhibit A, true for such years;

         4. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement or any other agreements, after the date of this opinion that would adversely affect its qualification as a real estate investment trust (a "REIT") for U.S. federal income tax purposes for any taxable year;

         5. each partner of the Operating Partnership (each, a "Partner") that is a corporation or other entity has a valid legal existence;

         6. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby;

         7. each Partner has been motivated in acquiring its partnership interest by such Partner's anticipation of economic rewards apart from tax considerations; and

         8. no action will be taken by the Company, the Operating Partnership or the Partners after the date hereof that would have the effect of adversely altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the aforementioned documents, including without limitation the Prospectus and the Officer's Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. After reasonable inquiry, no facts have come to our attention that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.

         Based on the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences" (which is incorporated herein by reference), we are of the opinion that:

Presidio Golf Trust
______________, 1998
Page 4



                 (a) commencing with the Company's taxable year ending December 31, 1998, the Company is organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") pursuant to sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's organization and proposed method of operation will enable it to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code;


                 (b) the statement of federal income tax matters and consequences described in the Prospectus under the headings "Prospectus Summary--Tax Status", "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities", "Risk Factors--Ownership of Common Shares", "Risk Factors--Certain Tax and Anti-Takeover Provisions May Inhibit a Change in Control; Possible Adverse Consequences of Ownership Limit", "Distribution Policy" and "Federal Income Tax Consequences" and all subheadings thereunder, to the extent that it constitutes matters of law or legal conclusions is accurate in all material respects;


                 (c) the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or, as of the date hereof, a publicly traded partnership under Code Section 7704 taxable as a corporation; and

                 (d) each Participating Lease will be treated as a true lease for federal income tax purposes.

         In addition, we confirm our opinions contained in the Prospectus under the heading "Federal Income Tax Consequences."

         We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that (i) the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT,
(ii) the Operating Partnership will continue to be classified as a partnership for federal income tax purposes and not classified as a corporation, association, or publicly traded partnership taxable as an association, and
(iii) each Participating Lease will continue to constitute a true lease for federal income tax purposes.

         In rendering these opinions, we have assumed that there will be no change in the applicable laws of the State of Delaware or the State of Maryland, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in

Presidio Golf Trust
______________, 1998
Page 5



effect and exist at the date of this letter. With respect to the last assumption it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion herein could be inapplicable.

         This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

         The foregoing opinions are limited to the United States Federal income tax matters addressed herein, which are the only matters to which you have requested our opinion. No other opinions are rendered with respect to any other matters of federal law, other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The foregoing opinions are rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to update the opinions expressed herein or to advise you of any changes in law or fact, whether or not material, which may be brought to our attention after the date of this letter.

         Notwithstanding the foregoing, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Prospectus under the sections entitled "Prospectus Summary--Tax Status", "Federal Income Tax Consequences--Taxation of the Company", and "Federal Income Tax Consequences--Tax Aspects of the Operating Partnership". In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                        Very truly yours,

                                        RUDNICK & WOLFE

                                   EXHIBIT A


                             OFFICER'S CERTIFICATE
                            FOR PRESIDIO GOLF TRUST
                     AND PRESIDIO GOLF LIMITED PARTNERSHIP
                      REGARDING CERTAIN INCOME TAX MATTERS


         I, George T. Haworth, Executive Vice President and Chief Financial Officer of Presidio Golf Trust (the "Company"), the sole general partner of Presidio Golf Limited Partnership (the "Operating Partnership"), in connection with the initial public offering of the Company and other transactions described in the Prospectus included in the Registration Statement Form S-11 (File No. 333-52669) (the "Registration Statement") filed with the Securities and Exchange Commission, as amended, hereby certify on behalf of the Company and the Operating Partnership for the benefit of Rudnick & Wolfe that, to the best of my knowledge, and after independent investigation, each of the following statements is true and correct:1

         1. The factual statements and representations set forth in the Prospectus and the Registration Statement were all true at the time they were made and continue to be true.

         2. At all times commencing with the consummation of the initial public offering of the Company's Common Shares pursuant to the Registration Statement, one hundred (100) or more persons have held the beneficial ownership (determined without reference to any rules of attribution) of the outstanding shares of the Company.

         3. At all times commencing with the consummation of the initial public offering of the Company's Common Shares pursuant to the Registration Statement, five or fewer Persons have not owned, either actually or constructively, after applying the Attribution Rules, more than fifty percent (50%) in value of the Company's outstanding shares.

         4. At all times commencing with the consummation of the initial public offering of the Company's Common Shares pursuant to the Registration Statement, no Person has owned, either actually or constructively, after applying the rules on Constructive ownership, more than nine and eight-tenths percent (9.8%) in value of the Company's outstanding shares.

         5. At all times, the Company, in compliance with Section 857(f) of the Code and Treasury Regulation Section 1.857-8, has used and will continue to use, its best efforts to monitor ownership of its outstanding shares in order to ensure compliance with, and has used and will continue to use its best efforts to enforce the transfer and ownership restrictions on its outstanding shares as set forth in the Company's Amended and Restated Declaration of Trust.

         6. Commencing with its taxable year ended December 31, 1998, the Company will timely and properly file an election to be taxed as a "real estate investment trust" and such election has not been previously filed and has not been and will not be terminated or Revoked.




------------------
1 Capitalized terms used herein, but not otherwise defined, shall have the meanings assigned such terms in Exhibit A attached hereto and incorporated herein by this reference.

         7. Each of the Initial Leases were prepared by Rudnick & Wolfe and have not been amended, except to the extent such amendments have been reviewed by Rudnick & Wolfe.

         8. A copy of each of the Initial Leases, as amended, have been made available to Rudnick & Wolfe for its review. Other than the Initial Leases, neither the Company nor the Operating Partnership are a party to any lease as landlord.

         9. Each and every Initial Lease is a "triple net" lease whereby neither the Company nor the Operating Partnership renders or has rendered any services to any of its tenants nor engages or has engaged in any management or operations with respect to any of its rental properties.

         10. With respect to each and every Lease, the amount of rent received or accrued by the Company and the Operating Partnership has not been and will not be based in whole or in part on the income or profits of any person provided that, in certain cases, rent under a Lease is based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of a tenant.

         11. With respect to each and every tenant under a Lease, neither the Company nor any owner (actual or Constructive) of ten percent (10%) or more of the value of the outstanding Common Shares, has been the owner (actual or Constructive) of: (i) in the case of a tenant that is a corporation, shares of such tenant that would cause the Company to own, actually or Constructively, ten percent (10%) or more of the total combined voting power of all classes of shares entitled to vote, or ten percent (10%) or more of the total number of shares of all classes of shares of such tenant; or (ii) in the case of a tenant that is not a corporation, an interest in such tenant that would cause the Company to own, actually or Constructively an interest of ten percent (10%) or more in the assets or net profits of such tenant.

         12. With respect to any Lease from which the Company or the Operating Partnership receives or accrues, or has received or accrued, rent attributable to personal property owned by the Company or the Operating
Partnership: (i) such personal property is and has been leased in connection with a lease of real property, and (ii) the rent attributable to such personal property is and has been less than 15% of the total rent received or accrued under such Lease. I understand that the amount of rent attributable to personal property is determined under the rules set forth in Code Section 856(d)(1), which provides that the amount of rent attributable to personal property for a taxable year is the amount that bears the same ratio to the rent for the taxable year as the average of the adjusted bases of personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real property and the personal property at the beginning and at the end of the taxable year.

         13. Neither the Company nor the Operating Partnership has ever owned, directly or indirectly, shares of stock or rights to acquire stock in any corporation (including mutual funds), association, or other entity taxable as a corporation under the Code. Neither the Company nor the Operating Partnership is or has ever been an owner of less than one-hundred percent (100%) of any property (for example as joint tenant or tenant-in-common), with the exception of the Company's interest in the Operating Partnership.

         14. When the assets, liabilities, items of income, deductions, and credits of the Company are aggregated with its allocable share (determined in accordance with its proportionate capital interest) of assets, liabilities and such items of the Operating Partnership:

                 (a) In each taxable year, commencing with the Company's taxable year ended December 31, 1998, at least ninety-five percent (95%) of the gross income of the Company (including the Company's share of the gross income of the Operating Partnership) (excluding gross income from Prohibited Transactions) has been and will be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of shares, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction;

                 (b) In each taxable year commencing with the Company's taxable year ended December 31, 1998, at least seventy-five percent (75%) of the gross income of the Company (including the Company's share of the gross income of the Operating Partnership) (excluding gross income from Prohibited Transactions) has been and will be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income;

                 (c) In each taxable year commencing with the Company's taxable year ended December 31, 1998, the Company will pay dividends (without regard to capital gains dividends, but taking into account dividends deemed paid in the taxable year as a result of an election made under Section 858 of the Code) equal to or in excess of the sum of (i) ninety-five percent (95%) of the Company's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure

         Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income; and

                 (d) In each taxable year commencing with the Company's taxable year ended December 31, 1998, the dividends paid by the Company on the Company's Common Shares will be made pro rata, with no preference to any share of the Company's Common Shares as compared with other such shares.

         15. At the close of each quarter of each taxable year commencing with the quarter ending June 30, 1998, (i) at least seventy-five percent (75%) of the value of the combined total assets of the Company will be represented by Real Estate Assets, cash and cash items (including receivables), and U.S. Government securities, (ii) not more than twenty-five percent (25%) of the value of the Company's total assets will be represented by securities described in clause (i) above and (iii) with respect to those assets described in clause
(ii) above, the value of any one issuer's securities owned by the Company will not exceed five percent (5%) of the value of the Company's total assets and the Company will not own more than ten percent (10%) of any one issuer's outstanding voting securities. For purposes of the above representations, the assets of the Company include the Company's allocable share (based on the Company's proportionate capital interest) of the assets owned by any partnerships in which the Company is a direct or indirect partner, including the Operating Partnership.

         16. Neither the Company nor the Operating Partnership conducts or have ever actively conducted a business from which they have earned fees for services they performed or other income (whether or not through a manager), other than with respect to (i) Foreclosure Property, (ii) reimbursements paid by the Operating Partnership to the Company pursuant to the terms of the Partnership Agreement, or (iii) fees earned by the Operating Partnership for administrative services performed by the Operating Partnership for the Company. The reimbursements described in item (ii) and the Company's allocable share of the fees described in item (iii) will constitute less than one-half of one percent (0.5%) of the gross revenues of the Company in each taxable year of the Company.

         17. As required by Treasury Regulation Section 1.857-8 for each year commencing with the Company's taxable year ended December 31, 1998, the Company (i) will maintain the necessary records relating to the actual ownership of its shares, (ii) will make, no later than January 30 of the following taxable year, the requisite information requests of its shareholders regarding share ownership and maintain a list of the persons failing or refusing to comply in whole or in part with the Company's demand for statements regarding share ownership and (iii) continue to maintain such records for all years commencing with the Company's taxable year ended December 31, 1998.

         18. The rent paid by the Tenants to the Company or the Operating Partnership pursuant to each of the Leases is and has been equal to the fair rental value for the properties being leased.

         19. As of the close of each of its taxable years, the Company has had no earnings and profits accumulated in a non-REIT year, including any earnings and profits of a corporation acquired by the Company in such corporation's merger into the Company.

         20. At all times commencing with the Company's initial public offering of its Common Shares pursuant to the Registration Statement, all shares of capital stock of the Company have been freely transferable, with the exception of the Restricted Shares and subject to the limitations imposed by the transfer and ownership limit provisions in the Company's Amended and Restated Declaration of Trust.

         21. At all times commencing with the consummation of the initial public offering of the Company's Common Shares pursuant to the Registration Statement, the Company will be managed by one or more trustees.

         22. The Company has adopted a calendar year accounting period and has not changed nor sought the consent of the Secretary of the Treasury or his delegate to change the Company's accounting period and has taken all measures within its control to retain a calendar year accounting period.

         23. The Company has operated and will operate in accordance with the Maryland General Corporation Law and all other laws of the State of Maryland, the Company's Amended and Restated Articles of Incorporation, its Bylaws and in the manner described in the Registration Statement.

         24. The Operating Partnership has operated and will operate in accordance with the Delaware Revised Uniform Limited Partnership Act and all other laws of the State of Delaware, the Partnership Agreement and in the manner described in the Registration Statement.

         25. With respect to the Operating Partnership: (i) the Operating Partnership has been formed pursuant to the Partnership Agreement which has been prepared by Rudnick & Wolfe; (ii) all amendments to such agreements were prepared by Rudnick & Wolfe; (iii) the Operating Partnership has taken no action which would change the identity of the state the laws of which govern such Operating Partnership; (iv) the Operating Partnership has been operated in accordance with the terms of the applicable partnership agreement, as amended;
(v) the Company, with respect to the Operating Partnership has not acted as the agent for any of the other partners of the Operating Partnership, respectively, except as expressly provided in the Partnership Agreement; (vi) neither the Company nor the Operating Partnership with respect to interests (the "Interests") in the Operating Partnership, (a) has caused or permitted Interests to be listed or traded on an established securities market or exchange (including an over-the-counter market), or (b) has participated in or implicitly or explicitly allowed the facilitation of public trading of Interests; (vii) neither the Company nor the Operating Partnership has caused or permitted Interests to be issued in a transaction that is registered under the Securities Act of 1933, as amended; (viii) neither the Company nor the Operating Partnership has taken any action which would cause the Operating Partnership to have more than 100 partners (including as partners those persons indirectly owning an interest in the Operating Partnership through a partnership, limited liability corporation, S corporation, or grantor trust); (ix) to the best knowledge of the Company, and the Operating Partnership, no person has stood ready to make a market in the Interests, Interests have not been regularly quoted by persons such as brokers or dealers, and holders of Interests have not had a readily available, regular and ongoing opportunity to buy, sell or exchange such interests in a time frame and with the regularity and continuity that a secondary market for interests in the Operating Partnership would provide; and (xi) the Operating Partnership has not added a new line of business.

         26. The Company and the Operating Partnership have at all times held any properties (and any other assets) for investment purposes and not as
(i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

         27. The Company has not and will not own any assets or conduct any business until the consummation of the initial public offering.

         28. The Operating Partnership has not, as of the date hereof, elected to be treated as other than a partnership for federal income tax purposes.

         29. I understand that for purposes of making the above certification (other than the certification in paragraph 14(c) relating the dividends paid by the Company) regarding the Company's assets, liabilities, items of income, deduction, loss and credit, (i) the Company will be deemed to own its proportionate share of each of the assets and liabilities of any partnership in which it is a partner and will be deemed to be entitled to the items of income, deduction or loss of such partnership attributable to such share, (ii) the Company's proportionate share of a partnership's assets and liabilities will be determined in accordance with its relative capital interest in such partnership, (iii) this test will be similarly applied to each partnership in which the Company is a partner and so on, so, for example, the assets of any partnership in which the Operating Partnership is a partner will be viewed as owned proportionately by the Operating Partnership and the assets of the Operating Partnership (including its proportionate share of the assets of such other partnership) will be viewed as owned proportionately by the Company, and (iv) for purposes of the certification in Paragraph 14(c) above, the Company's proportionate share of the taxable income of the Operating Partnership will be determined in accordance with general federal income tax principles regarding the allocation of income of a partnership.


         30. As to any relevant future acquisitions, the Company will elect, pursuant to Notice 88-19, deferral treatment with regard to its Net Built-In Gains subject to recognition upon subsequent dispositions as provided therein.


         31. Neither the Company nor the Operating Partnership has been or are being audited with respect to their payment of taxes and neither of such entities has been notified of any asserted deficiency in their payment of taxes.

         32. The Company and the Operating Partnership intend to operate in a manner such that the above representations will continue to be true in the future; provided, however, the Company and the Operating Partnership may operate in a manner different from such representations if they obtain the advice of counsel that such difference will not impair the Company's status as a REIT under the Code.

         33. The undersigned is a duly elected officer of the Company and will be a duly elected officer of the Company as of the consummation of the initial public offering. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of the Company and the Operating Partnership regarding such factual matters, none of whom have disagreed in any respect with any representations set forth above.

         34. The Company has advised the undersigned of any matter of which it has been advised by independent legal counsel or accounting advisors or of which the Company or its employees is aware that could, if adversely decided, adversely affect the Company's ability to satisfy the requirement for continued taxation as a REIT under the Code.

         The foregoing is provided in connection with the preparation of your opinion. The Company understands that your opinion will be premised on the basis that all the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on the date the Registration Statement is filed.

         IN WITNESS WHEREOF, I have executed this Certificate as of the _____ day of ___________, 1998.




                                        Name:
                                        Title:





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
                                   EXHIBIT A

                                  DEFINITIONS


         "Amended and Restated Declaration of Trust": the Amended and Restated Declaration of Trust of the Company.

         "Attribution Rules": (i) shares owned actually or constructively by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by its shareholders, partners, or beneficiaries;
(ii) an individual shall be considered as owning the shares owned, actually or constructively by or for his family - for purposes of this clause, the family of an individual includes only his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; (iii) if any person has an option to acquire shares, such shares shall be considered as owned by such person - for purposes of this clause, an option to acquire such an option, and each one of a series of such option, shall be considered as an option to acquire such shares; (iv) shares constructively owned by a person by reason of the application of clause (i) or (iii) shall, for purposes of applying clause
(i) or (ii), be treated as actually owned by such person; but shares constructively owned by an individual by reason of the application of clause
(ii) shall not be treated as owned by him for purposes of again applying such clause in order to make another the constructive owner of any such shares; (v) if shares may be considered as owned by an individual under either clause (ii) or (iii) it shall be considered as owned by him under clause (iii); and (vi) outstanding securities convertible into shares (whether or not convertible during the taxable year) shall be considered as outstanding shares. Clauses
(ii), (iii) and (vi) shall only be applied if the effect is to cause five or fewer Persons to own actually or constructively more than fifty percent (50%) of the Company's outstanding shares during the last half of any of its taxable years commencing with the Company's taxable year ended December 31, 1998.

         "Code":  the Internal Revenue Code of 1986, as amended.

         "Constructive": refers to constructive shares ownership determined under the rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, these rules provide the following:

         a. an individual is considered as owning the Ownership Interest that is owned, actually or constructively, by or for his spouse, his children, his grandchildren, and his parents;

         b. an Ownership Interest that is owned, actually or constructively, by or for a partnership or estate is considered as owned proportionately by its partners or beneficiaries;

         c. an Ownership Interest that is owned, actually or constructively, by or for a trust is considered as owned by its beneficiaries in proportion tot he actuarial interest of such beneficiaries (provided, however, that in the case of a "grantor trust" the Ownership Interest will be considered as owned by the grantors);





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
         d. if ten percent (10%) or more in value of the shares in a corporation is owned, actually or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such corporation in that proportion which the value of the shares which such person so owns bears to the value of all the shares in such corporation;

         e. an Ownership Interest that is owned, actually or constructively, by or for a partner of a partnership or a beneficiary of an estate or trust shall be considered as owned by the partnership, estate, or trust;

         f. if ten percent (10%) or more in value of the shares in a corporation is owned, actually or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such person;

         g. if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

         h. an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (a) through (g) above shall, for purposes of applying paragraphs (a) through (g), be considered as actually owned by such person provided, however, that (i) an Ownership Interest constructively owned by an individual by reason of paragraph (a) shall not be considered as owned by him for purposes of again applying paragraph (a) in order to make another the constructive owner of such Ownership Interest,
                 (ii) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (e) or (f) shall not be considered as owned by it for purposes of applying paragraphs (b), (c), or (d) in order to make another the constructive owner of such Ownership Interest, (iii) if an Ownership Interest may be considered as owned by an individual under paragraphs (a) or
                 (g), it shall be considered as owned by him under paragraph
                 (g), and (iv) for purposes of the above described rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether shares in the S corporation is constructively owned by any person.

         i. For purposes of the above summary of the constructive ownership rules, the term "Ownership Interest" means the ownership of shares with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

         "Common Shares": the common shares of beneficial interest of the Company.

         "Excess Noncash Income": the excess (if any) of (i) the sum of (A) the amounts includible in gross income under Section 467 of the Code (relating to certain payments for the use of property or services) over amounts which would have been includible in gross income without regard to such section, (B) all interest, original issue discount and other items includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (C) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of the Company's REIT Taxable Income for the taxable year determined without regard to the deduction for dividends paid and by excluding any net capital gain.

         "Foreclosure Property": any real property (including Interests in Real Property), and any personal property incident to such real property, acquired by the Company or the Operating Partnership as a result of such entity having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under
Section 856(e)(4) of the Code. Such term does not include property acquired by the Company or the Operating Partnership as a result of indebtedness arising from the sale or other disposition of property of such entity which is Section 1221(1) Property which was not originally acquired as foreclosure property.

         "Initial Leases": each of the Leases entered into by the Company and the Operating Partnership concurrently with the consummation of the initial public offering of the Common Shares of the Company pursuant to the Registration Statement.

         "Interests in Real Property": includes fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

         "Lease": any lease from which the Company has derived or is deriving revenue (whether directly or indirectly through an interest in one or more partnerships, including the Operating Partnership.

         "Partnership Agreement": the Agreement of Limited Partnership of Presidio Golf Limited Partnership, as amended or restated from time to time.

         "Person": an individual, private foundation, charitable trust, or employee pension, profit sharing, shares bonus or supplemental unemployment benefit trust.

         "Prohibited Transaction": the sale or other dispositions of Section 1221(1) Property, other than Foreclosure Property unless (i) the property sold was a Real Estate Asset; (ii) the Company or the Operating Partnership held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by the Company or the Operating Partnership during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year the Company or the Operating Partnership did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the Company (including the Company's share of the aggregate bases of the assets of the Operating Partnership) as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company or the Operating Partnership has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in Section 856(d)(3) of the Code) from whom neither of the Company nor the Operating Partnership receives income.

         "Qualified Temporary Investment Income": any income which (i) is attributable to shares, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than case or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (as defined in Section 856(c)(6)(D)(ii) of the Code) received by the Company and (iii) is received or accrued during the one year period beginning on the date the Company received such capital.

         "Registration Statement": the registration statement on Form S-11, filed by the Company with the Securities and Exchange Commission on ________________, 1998 with respect to the initial public offering of its Common Shares, as amended as of the date it became final.

         "REIT": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

         "REIT Taxable Income": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of the Company, computed with the dividends-paid deduction as defined in
Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under Section 857(b)(5) of the Code (i.e., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

         "Restricted Shares": Company shares issued to certain officers, employees or directors of the Company (i) which is subject to a "substantial risk of forfeiture" as defined in Section 83 of the Code, (ii) for which no officer, employee or director has made an election under Section 83(b) of the Code; and (iii) the value of which does not exceed, in the aggregate, one-half of one percent (0.5%) in value of the Company's outstanding shares.

         "Revoked": the Company's filing of an election with the Internal Revenue Service revoking its status as a REIT.

         "Section 1221(1) Property": shares in trade of the Company or other property of a kind which would properly be included in inventory of the Company if on hand at the close of the taxable year, or property held by the Company primarily for sale to customers in the ordinary course of its trade or business.

         "Tenants": each of the respective lessees under the Leases to which the Company or the Operating Partnership, respectively, is the lessor.